Exhibit 10.42

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”), is made as of the 15th day of December, 2020 (the “Effective Date”), by and between the BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM, acting for the use and benefit of The University of Texas M. D. Anderson Cancer Center, an institution of The University of Texas System (“Landlord”) and ZIOPHARM ONCOLOGY, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

Reference is hereby made to the following facts:

A. Landlord and Tenant entered into that certain Lease (as heretofore amended, the “Existing Lease”) dated as of October 15, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 7, 2020, and that certain Second Amendment to Lease dated as of April 7, 2020, for certain premises (the “Premises”) known as Suites 8030, 8032, 8036 and 8038, containing approximately 14,037 rentable square feet in the aggregate, within that certain building known as Building B of the El Rio Buildings, located at 8000 El Rio Street, Houston, Texas 77054 (as more particularly described in the Existing Lease, the “Building”). All capitalized words and phrases not otherwise defined herein shall have the meanings ascribed to them in the Existing Lease. The Existing Lease, as modified and amended by this Amendment, is referred to herein as the “Lease”.

B. Landlord and Tenant have agreed to modify and amend the Existing Lease, all in the manner hereinafter set forth.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the Existing Lease is hereby amended as follows:

1. Rent Commencement Date; Expiration Date. Landlord and Tenant acknowledge and agree that (i) the Rent Commencement Date occurred on March 1, 2020, (ii) the Expansion Premises Commencement Date occurred on April 13, 2020, (iii) the Expansion Premises Rent Commencement Date occurred on August 13, 2020; and (iv) the Expiration Date is February 28, 2027.

2. Definition of Rent Year. The definition of “Rent Year” set forth in the Lease Summary Sheet of the Original Lease is hereby deleted in its entirety and replaced with the following:

“A twelve (12) month period beginning on the Rent Commencement Date or any anniversary of the Rent Commencement Date, except that if the Rent Commencement Date does not fall on the first day of a calendar month, then the first Rent Year shall begin on the Rent Commencement Date and end on the last day of the month containing the first anniversary of the Rent Commencement Date, and each succeeding Rent Year shall begin on the day following the last day of the prior Rent Year; provided that the last Rent Year shall end on the Expiration Date.”

3. Definition of Tenant’s Share. The definition of “Tenant’s Share” set forth in the Lease Summary Sheet of the Original Lease is hereby deleted in its entirety and replaced with the following:

“A fraction, the numerator of which is the number of rentable square feet in the Prime Premises and the denominator of which is the number of rentable square feet in the Campus that is not exempt from taxation by the relevant taxing authority. As of the Effective Date of the Third Amendment to this Lease, Tenant’s Share is 30.52%.”

4. Taxes.

(a) Section 5.3(a) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“(a) Landlord is an agency of the state of Texas. As such, Landlord does not pay real estate taxes or personal property taxes on property used and controlled by Landlord. Such exemption does not apply to the Premises when under the use and control of Tenant. “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Campus and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Campus (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Campus or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any sales, inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, any income taxes arising out of or related to the ownership and operation of the Campus, or any interest or penalties resulting from the late payment of Taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments); provided, however, that if during the Term the present system of taxation of real or personal property shall be changed, any tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Campus were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.”

(b) Section 5.3(e) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“(e) Part Years. Tenant shall be responsible for the payment of Tenant’s Share of Taxes for and with respect to the period of time commencing on the Commencement Date and ending on the last day of the Tax Period in which the Expiration Date or earlier termination of this Lease occurs.”

(c) Notwithstanding any provision of the Existing Lease to the contrary, Tenant’s monthly payments of Tenant’s Share of Taxes shall commence on (i) the Commencement Date, with respect to the Premises demised under the Original Lease, and (ii) the Expansion Premises Commencement Date, with respect to the Expansion Premises.

5. Gas. Section 9.3 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Gas. Tenant shall contract with the applicable utility provider for gas service to the Premises, and shall pay all charges for gas furnished by the utility provider to the Premises, all at Tenant’s sole cost and expense.”

6. Premises Cleaning. Section 10.5 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and removing trash from the Premises to Tenant’s dumpster, and for providing biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Tenant shall maintain a dumpster and/or compactor on the Campus within a reasonable proximity to the Building for Tenant’s disposal of non-hazardous and non-controlled substances, the location of which shall be approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.”

7. Force Majeure. Section 26.14 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“26.14 Force Majeure. Other than for obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, national or regional emergency, or a pandemic, epidemic or other public health emergency or exigency, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event (i) shall financial inability of a party be deemed to be Force Majeure, and (ii) shall Force Majeure postpone or delay any of Tenant’s remedies set forth in Section 3.2.”

8. Landlord’s Services. Exhibit 4 to the Original Lease is hereby amended by deleting the following:

“4. Trash disposal from the common dumpster serving the Building for disposal of non-hazardous and non-controlled substances.”

9. Brokerage. Tenant warrants and represents to Landlord, and Landlord warrants and represents to Tenant, that it has dealt with no broker or agent in connection with this Amendment. Tenant agrees to defend, indemnify, and hold Landlord harmless from and against any Claims arising as a result of Tenant’s breach of the representation and warranty set forth in the immediately preceding sentence.

10. Tenant hereby represents and warrants to Landlord as follows: (i) the execution and delivery of this Amendment by Tenant has been duly authorized by all requisite corporate action; (ii) neither the Existing Lease nor the interest of the Tenant therein has been assigned, sublet, encumbered or otherwise transferred; (iii) to the actual knowledge of Tenant, there are no defenses or counterclaims to the enforcement of the Existing Lease or the liabilities and obligations of Tenant thereunder; (iv) neither Tenant nor, to the actual knowledge of Tenant, Landlord, is in breach or default of any of its respective obligations under the Existing Lease, (v) Landlord has made no representations or warranties, except as expressly and specifically set forth in the Existing Lease and this Amendment. Landlord hereby represents and warrants to Tenant as follows: (i) the execution and delivery of this Amendment by Landlord has been duly authorized by all requisite action; (ii) to the actual knowledge of Landlord, there are no defenses or counterclaims to the enforcement of the Existing Lease or the liabilities and obligations of Landlord thereunder; (iii) neither Landlord nor, to the actual knowledge of Landlord, Tenant, is in breach or default of any of its respective obligations under the Existing Lease, and (iv) Tenant has made no representations or warranties, except as expressly and specifically set forth in the Existing Lease and this Amendment. This Amendment shall not be binding upon Landlord or Tenant unless and until Landlord has executed and delivered to Tenant a fully-executed version of this Amendment. Except as expressly and specifically set forth in this Amendment, the Existing Lease is hereby ratified and confirmed, and all of the terms, covenants, agreements and provisions of the Existing Lease shall remain unaltered and unmodified and in full force and effect throughout the balance of the Term of the Lease.

11. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signature Page Follows]

EXECUTED as an instrument under seal as of the date first above-written.

LANDLORD

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM, for the use and benefit of The University of Texas M. D. Anderson Cancer Center

By:	/s/ Ben Melson
Name:	Ben Melson
Title:	Senior Vice President and Chief Financial Officer

Approved as to Content:

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By:	/s/ Spencer Moore
Name:	Spencer Moore
Title:	Vice President and Chief Facilities Officer

Reviewed and Approved by
UTMDACC Legal Services for
UTMDACC Signature:
/s/ Chad Mavity 12/15/2020

TENANT

ZIOPHARM ONCOLOGY, INC.,
a Delaware limited liability company

By:	/s/ Kevin Lafond
Name:	Kevin Lafond
Title:	Chief Accounting Officer